News Release

For Immediate Release                                                  For Further Information, Contact:
August 13, 2009                                                             George Lancaster, Hines
                    713/966-7676
                    George_lancaster@hines.com

NEW HINES GLOBAL REIT ANNOUNCED

$3.5 Billion Offering Targets Individual Investors

(HOUSTON) – Hines, the international real estate firm, announced today the commencement of the initial public offering of Hines Global REIT, a public non-traded real estate investment trust. The company seeks to raise a maximum of $3.5 billion in the offering.

Shares of Hines Global REIT will be sold through a network of broker dealers and financial advisors across the United States. Hines is the sponsor of Hines Global REIT, and as its advisor will be responsible for executing its real estate strategies and managing its day-to-day operations.  Hines Global REIT contemplates investing in a diversified portfolio of quality commercial real estate properties and other real estate equity and debt investments, including office, retail, industrial and multi-family in both the U.S. and internationally.  In addition to attempting to capitalize on current distress in the market to acquire attractive properties at historically low prices, Hines Global REIT will seek to make tactical investments that may offer value-add potential, and time acquisitions and dispositions for maximum benefit to investors. One of the goals of Hines Global REIT is to generate an attractive total return for investors over an expected hold period of approximately eight to 10 years.

Hines President and CEO Jeffrey C. Hines commented, “Our firm has relied on solid investor relationships for more than half a century. We look forward to making this new investment product work for advisors and investors seeking diversification through real estate. We think Hines Global REIT will benefit from the expertise of our many offices and tenured employees in 17 countries on four continents.”

Charles Hazen, president of Hines Global REIT, said, “In this challenging market, we see many opportunities on the horizon. We plan to make strategic acquisitions and dispositions, and will be seeking out undervalued assets as well as aggressively pursuing opportunities in markets around the world, which may offer additional diversification as well as attractive risk-adjusted returns.  With Hines as our sponsor, we will have the advantage of tenure and expertise in developed markets, as well as in emerging markets such as Brazil, China, Russia, Poland and India.”

Hines’ first non-traded public REIT, Hines Real Estate Investment Trust, Inc., was established in 2004. Now in its third offering period, Hines Real Estate Investment Trust, Inc. has raised approximately $2.4 billion since its inception.

For additional information about Hines’ real estate investment vehicles, visit www.HinesREI.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in more than 100 cities in 17 countries, and controlled assets valued at approximately $25.8 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information.

This material contains forward-looking statements (such as those concerning investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, Hines Global REIT’s ability to raise at least the minimum offering proceeds on its initial public offering and execute its investment strategy, the availability of affordable financing,  Hines Global REIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus, dated August 5, 2009 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.